Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

IMCLONE SYSTEMS AND UCB ENTER INTO WORLDWIDE PARTNERSHIP
FOR CDP-791, A NOVEL INVESTIGATIONAL THERAPY TARGETING THE DEVELOPMENT OF TUMOR VASCULATURE

Novel Antibody Targeting the VEGF Receptor-2 to Enter Phase II Clinical Development

New York and Brussels – August 15, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) and UCB announced today that they have entered into a worldwide strategic partnership for the development and commercialization of CDP-791, a novel, investigational antibody targeting the vascular endothelial growth factor receptor-2 (VEGFR-2) that is currently being developed by UCB.  VEGFR-2 is known to regulate the formation of blood vessels in tumors (angiogenesis), allowing cancer cells to receive nutrients and maintain growth.  CDP-791 takes the novel approach of targeting and blocking VEGFR-2 on blood vessel cells with a PEGylated diFab antibody and thus interferes with the development of tumor vasculature.  This mechanism has been shown to interfere with tumor vasculature in preclinical models.

CDP-791 completed Phase I testing earlier in 2005 in patients with refractory solid tumors.  The study comprised six ascending dose groups each given CDP-791 intravenously once every three weeks.  The study results showed that CDP-791 was well tolerated and met its safety endpoint at all dose levels.  No dose-limiting toxicity or signs of immunogenicity were detected.  A randomized Phase II study in non-small cell lung cancer is scheduled to start in the coming weeks.

“VEGF is an important and increasingly recognized pathway in the treatment of solid tumors,” stated Daniel S. Lynch, Chief Executive Officer of ImClone Systems. “Our partnership with UCB gives us the opportunity to collaborate on a product that significantly accelerates our anti-VEGFR-2 program and potential commercial entry into the anti-angiogenesis space at terms that are economically attractive to both partners.  We look forward to working with UCB and to CDP-791’s prospects for clinical and commercial success.”

Under terms of the agreement, UCB and ImClone Systems will share equally all agreed upon development costs for CDP-791 as well as worldwide profits derived from its commercialization in indications jointly pursued by the parties.  ImClone Systems will also receive an incremental single-digit royalty on net worldwide sales for such labeled indications.  ImClone Systems has exclusive commercialization rights to CDP-791 in North America, with UCB receiving such rights in Europe, Japan, and the rest of the world.

“We are delighted to be collaborating with ImClone Systems on our exciting CDP-791 program. ImClone Systems’ considerable expertise in VEGF biology combined with the antibody fragment expertise from UCB’s Celltech Antibody Centre of Excellence will form a powerful partnership.  Both of our companies share a commitment to improving the treatment and survival of cancer patients. This is an important milestone in the building of UCB’s oncology franchise,” stated Melanie Lee, Executive Vice President R & D for UCB.

Conference Call

ImClone Systems and UCB will host a joint conference call with the financial community to discuss their partnership, tomorrow, August 16, 2005 at 9:00 AM U.S. Eastern Daylight Time (2:00 PM Greenwich Mean Time). The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com.

Those parties interested in participating via telephone may join by dialing (888) 694-4641 within the United States or Canada, or 001 973-935-8512 for calls outside of Canada and the United States, and request conference number 6339387. A telephone replay of the conference call will be available shortly after the call until August 23, 2005. To access the telephone replay, dial (877) 519-4471 in the United States or Canada, or 001 973-341-3080 for calls outside of Canada and the United States, and enter passcode number 6339387.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors.   ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the company’s ability to control or predict.  Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

About UCB

UCB - www.ucb-group.com - is a global biopharmaceutical leader with headquarters in Brussels, Belgium, specialising in the fields of central nervous system disorders, allergy and respiratory diseases, immune and inflammatory disorders, as well as oncology. UCB key products are Keppra® (antiepileptic), Xyzal® and Zyrtec® (antiallergics), Nootropil® (cerebral function regulator), Tussionex™ (antitussive) and Metadate™ / Equasym XL™ (attention-deficit/hyperactivity disorder). UCB employs over 8,500 people operating in over 40 countries. UCB is listed on Euronext Brussels with a market capitalization of approximately € 5.8 billion.

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Media and Investor Contacts:

Andrea Rabney Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 Andrea.Rabney@imclone.com	Jean-Christophe Donck Corporate Communications and Investor Relations UCB Tel.: +32 (0) 2 559 9588 JC.Donck@UCB-Group.com

or

David Pitts Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 David.Pitts@imclone.com

or

Stefania Bethlen Corporate Communications/IR ImClone Systems Incorporated Tel: (646) 638-5058 Stefania.Bethlen@imclone.com